Exhibit 5.1


                       FOULSTON & SIEFKIN
                   700 Fourth Financial Center
                      Wichita, Kansas 67202

                          316/267-6371


                           May 3, 1994




Fourth Financial Corporation
100 North Broadway
Wichita, Kansas 67202


          Re:  Registration Statement
               Form S-4 (First Dodge City Bancshares, Inc.)


Dear Sirs:


          In connection with the proposed public offering by Fourth Financial Corporation (the "Company") of 662,220 shares (the "Shares") of its Common Stock, par value $5.00, to be issued by the Company in connection with consummation of two mergers pursuant to an Agreement and Plan of Reorganization, dated as of February 2, 1994, among Fourth Financial Corporation, First Dodge City Bancshares, Inc., First National Bancshares of Dodge City, Inc., Metro Bancshares, Inc., First National Bank in Dodge City, Metro Bank of Broken Arrow, and the stockholders of First Dodge City Bancshares, Inc., a related Agreement of Merger, and a related Agreement to Merge (collectively, the "Agreement"), we have examined the corporate records and proceedings of the Company, the Agreement, and the above described Registration Statement (the "Registration Statement") with respect to:


               1.   The organization of the Company;


               2.   The legal sufficiency of all corporate
          proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and nonassessability, of all the presently outstanding and issued stock of the Company; and


               3.   The legal sufficiency of all corporate
          proceedings of the Company taken in connection with the creation, issuance, and the form and validity of the Shares, and full payment and nonassessability, when issued pursuant to the Agreement, of the Shares.


          Based upon such examination, we are of the opinion that:

          (a) Fourth Financial Corporation is duly organized and validly existing in good standing under the laws of the State of Kansas;

          (b) The Company is authorized to have issued and outstanding 50,000,000 shares of Common Stock of the par value of $5.00 per share;

          (c) The Company has taken all necessary and required corporate proceedings in connection with the creation and issuance of all the presently issued and outstanding Common Stock of the Company, and all of said stock so issued has been validly issued, is fully paid and nonassessable, and in all respects is in proper form and valid;

          (d) When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, the Agreement shall have been duly approved and adopted by the stockholders of First Dodge City Bancshares, Inc., Metro Bancshares, Inc., and First National Bank in Dodge City, and the Shares shall have been issued upon the terms and conditions set forth in the Agreement, then the Shares will be validly issued and outstanding, fully paid, and nonassessable.


          We hereby consent (1) to be named in the Registration Statement, and in the Proxy Statement-Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares covered by the Registration Statement, and (2) to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.


                                Very truly yours,

                                /s/ Foulston & Siefkin

                                FOULSTON & SIEFKIN